EXHIBIT 23

                          Independent Auditors' Consent



The Board of Directors
Metro Information Services, Inc.:


We consent to incorporation by reference in registration statement (No. 333-72026) on Form S-8 of Metro Information Services, Inc. of our report dated November 16, 2001, with respect to statements of assets available for benefits of Metro Information Services, Inc. Retirement Savings Plan and Trust as of December 31, 2000 and 1999, and the related statements of changes in assets available for benefits for the years then ended, and the related supplementary schedule, which report appears in the December 31, 2000 annual report on Form 11-K of Metro Information Services, Inc. Retirement Savings Plan and Trust.



/s/ KPMG LLP

Norfolk, Virginia
November 28, 2001